EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 23, 2004, relating to the financial statements and financial statement schedules of Hurco Companies, Inc., which appears in the Hurco Companies, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2004.

/S/ PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
June 20, 2005